Exhibit 21.1

Subsidiaries of Nova Biosource Fuels, Inc.
as of October 31, 2006

Biosource America, Inc., a Texas corporation

Nova Holding Trade Group LLC, a Delaware limited liability company

Nova Holding Seneca LLC, a Delaware limited liability company

Nova Holding Oklahoma LLC, a Delaware limited liability company

Nova Biofuels Trade Group LLC, a Delaware limited liability company

Nova Biofuels Seneca LLC, a Delaware limited liability company

Nova Biofuels Oklahoma LLC, a Delaware limited liability company

All subsidiaries do business under their legal names.